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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 14, 1997

                         Commission file number 0-26980

                            ARV ASSISTED LIVING, INC.
             (Exact name of Registrant as specified in its charter)

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
                     CALIFORNIA                                            33-0160968
           (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

               245 FISCHER AVENUE, D-1
                   COSTA MESA, CA                                             92626
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                             (ZIP CODE)
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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 751-7400






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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

COVELL GARDENS (THE "FACILITY")

ARV Assisted Living Inc. ("ARV") has purchased Covell Gardens, a 157-unit assisted living facility which provides full meal, maid and other communal services for senior citizens. This acquisition represents the fourteenth third-party acquisition since the Company's initial public offering in October 1995.

The Company acquired Covell Gardens from Covell Gardens, a California general partnership ("Seller"), an unrelated third party, pursuant to a Purchase Agreement and Escrow Instructions dated January 6, 1997 negotiated between the Company and Seller. The purchase closed on March 14, 1997.

TERMS OF PURCHASE

Covell Gardens' purchase price of $11.9 million was fully financed with cash on hand. It is the Company's intention to finance approximately $5.9 million of this purchase price with a new loan to be secured by a first deed of trust recorded against the facility.

OPERATION

Covell Gardens' occupancy at March 18,1997 was 92%. While the project is now ten years old, the Facility has been well maintained and is not currently in need of major upgrades or rehabilitation. The Company believes that the purchase price negotiated with the Seller reflects both the occupancy rate and the condition of the Facility.

THE FACILITY

Covell Gardens is a 157 unit assisted living facility with Phase I constructed in 1987 and Phase II constructed in 1990. The site is an approximate 4.5 acre parcel with one three-story building containing approximately 180,000 square feet. Of its 157 units, 14 units are studios with living/dining room, kitchen and bathroom, 93 units are one bedroom with living room/dining room, kitchen, bathroom and patio/balcony and 50 units are two bedrooms with living room/dining room, kitchen, bathroom and patio/balcony. On-site amenities include outdoor gardens and koi ponds, library, game room, TV lounge area, fully-equipped spa/exercise room, activity room, beauty and barber shop, mini-store and gift shop, soda fountain, mini storage and laundry room.

The Company is confident that its experience in assisted living facilities and its knowledge of the senior housing market, including the operation of forty-four other assisted living facilities will enable it to achieve operating efficiencies while maintaining the Facility's occupancy rates at full market rent.



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LOCATION

Covell Gardens is located in the City of Davis, Yolo County, California. Covell Gardens is located near two shopping centers, a city park, a municipal golf course, the Sutter Davis Hospital and the University of California, Davis campus. The facility is approximately 20 minutes from downtown Sacramento.

MARKET DATA

Covell Gardens draws 90% of its residents from Yolo County, California, and the remaining 10% from Napa, Solano and Sacramento Counties, California.

COMPETITION

Covell Gardens' competition for provision of senior assisted living services within the greater Davis area comes primarily from four area facilities which provide independent and assisted living. Each of the competing facilities was built between 1964 and 1991.


SPECIAL RISKS

The success of the Facility depends to a large extent on increasing gross revenues, holding or decreasing costs, and on the abilities of the on-site management teams which the Company assembles. To achieve increased revenue and stable operating cost goals, policies used by the former owners may need to be altered. This could result in short term resident dissatisfaction and/or relocation. Moreover, given that the Facility is not newly constructed, unforeseen circumstances could necessitate major renovation or more refurbishing than originally planned. The relatively low vacancy rates enjoyed throughout the primary market may induce other operators to create new, competitive facilities.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

The Registrant submits this Form 8-K in order to supply the financial statements and schedules required pursuant to Rule 3-14 of Regulation S-X with respect to the Registrant's acquisition of Covell Gardens, a 157-unit assisted living facility located in Davis, California and to provide the pro forma financial statements reflecting the acquisition of Covell Gardens required thereby.

Financial Statements of  Real Estate Operations Acquired

Exhibit 99.1 "Historical Summary of Gross Income and Direct Operating Expenses
             of Covell Gardens for the year ended December 31, 1996."

Exhibit 99.2 A statement showing the estimated taxable operating results for
             Covell Gardens based on its most recent 12-month period.

Exhibit 99.3 "Unaudited Pro Forma Combined Balance Sheet of ARV Assisted Living,
             Inc. as of December 31, 1996 and the Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1996 and the Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1996 and the related notes thereon."


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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARV Assisted Living, Inc.

By:  /s/ Patrick M. Donovan
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         Patrick M. Donovan
         Vice President Finance
         (duly authorized financial officer)

Date: March 29, 1997